Exhibit 10.1

AMENDMENT NO. 9 TO

LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 9 TO LOAN AND SECURITY AGREEMENT (“Amendment No. 9”) dated as of June 29, 2011, by and among Wells Fargo Bank, National Association (“Wells Fargo”), successor by merger to Wachovia Bank, National Association, successor by merger to Congress Financial Corporation (Florida), in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, “Agent”), the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) and Trailer Bridge, Inc. (“Borrower”).

W I T N E S S E T H :

WHEREAS, Agent, Lenders and Borrower have entered into financing arrangements pursuant to which Lenders (or Agent on behalf of Lenders) have made and may make loans and advances and provide other financial accommodations to Borrower as set forth in the Loan and Security Agreement, dated April 23, 2004, by and among Agent, Lenders and Borrower, as amended by Amendment No. 1 to Loan and Security Agreement, dated as of September 10, 2004, Amendment No. 2 to Loan and Security Agreement, dated as of December 1, 2004, Amendment No. 3 to Loan and Security Agreement, dated as of December 22, 2004, Amendment No. 4 and Waiver to Loan and Security Agreement, dated as of November 1, 2006, Amendment No. 5 to Loan and Security Agreement, dated April 23, 2007, Amendment No. 6 to Loan and Security Agreement, dated as of June 14, 2007, Amendment No. 7 to Loan and Security Agreement, dated as of March, 2008 and Amendment No. 8 to Loan and Security Agreement, dated as of October 9, 2008 (as the same now exists and may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto, including, but not limited to, this Amendment No. 9 (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”);

WHEREAS, Borrower has advised Agent and Lenders that it (i) anticipates that, as of the quarter ended June 30, 2011, it will have Excess Availability of less than $3,000,000, and will fail to meet the Fixed Charge Coverage Ratio of 1:0 to 1:0 required by Section 9.17 of the Loan Agreement and (ii) may have made Capital Expenditures during its fiscal year ending 2011 in excess of the limit thereon set forth in Section 9.18 of the Loan Agreement;

WHEREAS, Borrower has requested that Agent and Lenders not test Borrower’s compliance with Section 9.17 of the Loan Agreement for the four consecutive fiscal quarter period ending June 30, 2011 or test Borrower’s compliance with the covenant set forth in Section 9.18 of the Loan Agreement until September 30, 2011 as hereinafter provided;

WHEREAS Agent and Lenders are agreeable to such requests, subject to the terms and subject to the conditions contained herein; and

WHEREAS, by this Amendment No. 9, Agent, Lenders, and Borrower wish and intend to evidence such waivers and amendments.

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

1.1 Additional Definitions. As used herein, the following terms shall have the respective meanings given to them below and the Loan Agreement and the other Financing Agreements are hereby amended to include, in addition and not in limitation, the following definition:

(a) “Amendment No. 9” shall mean Amendment No. 9 to Loan and Security Agreement, dated as of June 29, 2011, by and among Borrower, Agent and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(b) “Amendment No. 9 Effective Date” shall mean June 29, 2011.

(c) “Term Loan Lenders” shall mean, individually or collectively, one or more lenders, acceptable to Agent, that may make term loans to Borrower, subject to the terms and conditions set forth in Amendment No. 9 and as contemplated thereby.

1.2 Amendment to Definitions. The definition of “Interest Rate” in Section 1.66(a) of the Loan Agreement is hereby amended by deleting such Section in its entirety and substituting the following therefor:

“(a) Subject to clause (b) of this definition below, as to Revolving Loans which are Prime Rate Loans, a rate equal to two (2%) percent in excess of the Prime Rate, and”

1.3 Interpretation. For purposes of this Amendment No. 9, all terms used herein which are not otherwise defined herein, including but not limited to, those terms used in the recitals hereto, shall have the respective meanings assigned thereto in the Loan Agreement as amended by this Amendment No. 9.

2. Loans. Section 2.1 of the Loan Agreement is hereby amended by adding the following new subsection at the end of such Section:

“(d) From and after the Amendment No. 9 Effective Date, Borrower shall not request, and Agent and Lenders shall not be required to make, Eurodollar Loans.”

3. Indebtedness. Section 9.9 of the Loan Agreement is hereby amended by adding the following new subsection (j) at the end of such Section:

“(j) Indebtedness of Borrower to Term Loan Lenders in an aggregate original principal amount not to exceed $105,000,000 (less the aggregate amount of all repayments, repurchases or redemptions, whether optional or mandatory, in respect thereof, plus interest thereon at the rate provided for in such agreement or instrument as in effect on the date hereof) evidenced by a credit agreement, in form and substance satisfactory to Agent, between Term Loan Lenders and Borrower and subject to such amendments to the Loan Agreement and such other agreements, documents and instruments, each in form and substance satisfactory to Agent, as Agent may require with respect thereto including, without limitation, subordination or intercreditor and subordination agreements, as applicable.”

4. Fixed Charge Coverage Ratio/Excess Availability. Section 9.17 of the Loan Agreement is hereby amended by deleting such Section in its entirety and substituting the following therefor:

“(a) At any time the aggregate Excess Availability of Borrower is less than $3,000,000, the Fixed Charge Coverage Ratio, as of the last day of the immediately preceding four consecutive fiscal quarter period for which Agent has received financial statements in accordance herewith, shall not be less than 1.0:1.0.

(b) Borrower shall not, for any period set forth below, permit Excess Availability at any time during such period to be less than the amount set forth below opposite such period:

Period	Minimum Excess Availability
7/1/11 - 7/31/11	$ 500,000
8/1/11 - 8/7/11	$ 600,000
8/8/11 - 8/14/11	$ 700,000
8/15/11 - 8/21/11	$ 800,000
8/22/11 - 8/28/11	$ 900,000
8/29/11 - 9/4/11	$ 1,000,000
9/5/11 - 9/11/11	$ 1,100,000
9/12/11 - 9/18/11	$ 1,200,000
9/19/11 - 9/25/11	$ 1,300,000
9/26/11 - 11/2/11	$ 1,400,000
On and after 11/3/11	$ 1,500,000”

5. Events of Default. Section 10.1 of the Loan Agreement is hereby amended by (a) deleting the “or; or” at the end of subsection (n) and replacing it with “;”; (b) deleting the period at the end of subsection (o) of such Section and replacing it with “; and”; and (c) adding the following new subsection at the end of such Section:

“(p) Borrower shall fail to consummate the refinancing of the Indebtedness evidenced by the Senior Secured Notes by no later than October 15, 2011, on terms and conditions acceptable to Agent and subject to and in accordance with the Loan Agreement.”

6. Covenant Compliance and Testing.

6.1 Subject to the satisfaction of each of the conditions precedent set forth in Section 12 hereof, Agent and Lenders hereby agree that, irrespective of Borrower’s aggregate Excess Availability through and including September 29, 2011, Agent and Lenders shall not measure Borrower’s compliance with the Fixed Charge Coverage Ratio set forth in Section 9.17 of the Loan Agreement for the four consecutive fiscal quarter period ending June 30, 2011.

6.2 Subject to the satisfaction of each of the conditions precedent set forth in Section 12 hereof, Agent and Lenders hereby agree that prior to September 30, 2011 Agent and Lenders shall not measure Borrower’s compliance with the covenant set forth in Section 9.18 of the Loan Agreement with respect to the fiscal year of Borrowers ending December 31, 2011; provided, however, that as of September 30, 2011, except as Agent may otherwise agree in writing, all Capital Expenditures of Borrower made during its fiscal year ending December 31, 2011, shall be included in any determination of the compliance of Borrower with the covenant set forth in such Section 9.18 with respect to its fiscal year ending December 31, 2011.

6.3 In the event of the occurrence after the Amendment No. 9 Effective Date (and after giving effect to Amendment No. 9) of a Default or Event of Default, Agent shall not be limited in the testing of covenant compliance by the provisions of section 6.1 and 6.2 above.

7. Amendment Fee. In addition to all other fees, charges, interest and expenses payable by Borrowers to Agent and Lenders under the Loan Agreement and the other Financing Agreements, in consideration of this Amendment No. 9, Borrower shall pay to Agent, for the account of Lenders, an amendment fee in the amount of $50,000, which fee shall be fully earned as of the date hereof. Agent may, at its option, charge such amendment fee to the loan account of Borrower maintained by Agent.

8. Additional Representations, Warranties and Covenants. Borrower represents, warrants and covenants with and to Agent and Lenders as follows, which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof, the truth and accuracy of, or compliance with each, together with the representations, warranties and covenants in the other Financing Agreements, being a continuing condition of the making of Loans by Lenders (or Agent on behalf of Lenders) to Borrower:

8.1 Neither the execution, delivery and performance of this Amendment No. 9, or any other Financing Agreements in connection herewith, nor the consummation of the transactions herein or therein contemplated, are in contravention of law or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound, or violates any provision of the Certificate of Incorporation or By-Laws (or similar governing documents) of Borrower;

8.2 No consent, approval or other action of, or filing with, or notice to any Governmental Authority is required in connection with the execution, delivery and performance of this Amendment No. 9;

8.3 This Amendment No. 9 has been duly executed and delivered by Borrower and the agreements and obligations of Borrower contained herein constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms;

8.4 All of the representations and warranties set forth in the Loan Agreement and the other Financing Agreements, each as amended hereby, are true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date; and

8.5 No Default or Event of Default exists or has occurred and is continuing.

9. Conditions Precedent.

9.1 Agent shall have received an executed original or executed counterparts of this Amendment No. 9, duly authorized, executed and delivered by each of the respective parties hereto;

9.2 Agent shall have received an Affidavit of Execution and Delivery, in form and substance satisfactory to Agent, duly authorized, executed and delivered by Borrower;

9.3 Agent shall have received the amendment fee referred to in Section 10 hereof or shall have charged the amount thereof to a loan account of Borrower; and

9.4 After giving effect to this Amendment No. 9 (including the covenant testing provisions hereunder), no Default or Event of Default shall exist or have occurred and be continuing.

10. Effect of this Amendment. This Amendment No. 9 constitutes the entire agreement of the parties with respect to the subject matter hereof and thereof, and supersedes all prior oral or written communications, memoranda, proposals, negotiations, discussions, term sheets and commitments with respect to the subject matter hereof and thereof. Except as expressly amended pursuant hereto, no other changes or modifications to the Financing Agreements are intended or implied, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent that any provision of the Loan Agreement or any of the other Financing Agreements are inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control.

11. Further Assurances. Borrower shall execute and deliver such additional documents and take such additional action as may be requested by Agent to effectuate the provisions and purposes of this Amendment No. 9.

12. Governing Law. The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the internal laws of the State of Florida but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of Florida.

13. Binding Effect. This Amendment No. 9 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

14. Counterparts. This Amendment No. 9 may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment No. 9, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. Delivery of an executed counterpart of this Amendment No. 9 by telecopier or other electronic method of transmission shall have the same force and effect as delivery of an original executed counterpart of this Amendment No. 9. Any party delivering an executed counterpart of this Amendment No. 9 by telecopier or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment No. 9, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment No. 9 as to such party or any other party.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 9 to be duly executed and delivered by their authorized officers as of the day and year first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, successor by merger to Wachovia Bank, National Association, successor by merger to Congress Financial Corporation (Florida), as Agent and a Lender

By:

Title:

AGREED AND ACCEPTED:

TRAILER BRIDGE, INC.

By:

Title: